UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2017 (November 9, 2017)

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1790 Hughes Landing Blvd, Suite 500

The Woodlands, Texas 77380

(Address of principal executive office) (Zip Code)

(832) 413-4770

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 9, 2017, Summit Midstream Partners, LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Partnership, Summit Midstream GP, LLC (the “General Partner”), Summit Midstream Holdings, LLC (the “Operating Company,” and together with the Partnership and the General Partner, the “Partnership Parties”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative (the “Representative”) of the several underwriters named therein (the “Underwriters”), providing for the offer and sale (the “Offering”) by the Partnership of 300,000 of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”), at a price to the public of $1,000 per Series A Preferred Unit.

The material terms of the Offering are described in a prospectus supplement, dated November 9, 2017 (the “Prospectus Supplement”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on November 13, 2017, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-3, as amended (File No. 333-219196), which became automatically effective on November 6, 2017.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on November 14, 2017. The Partnership received net proceeds from the Offering of approximately $293 million (after deducting underwriting discounts and estimated offering expenses) and intends to use such net proceeds to repay outstanding borrowing under its revolving credit facility.

As more fully described under the captions “Underwriting” and “Other Relationships” in the Prospectus Supplement, certain of the Underwriters have in the past provided and may from time to time in the future provide investment banking and other commercial dealings in the ordinary course of their business for the Partnership Parties and their respective affiliates for which they have received and in the future will be entitled to receive, customary fees and commissions.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 of this Current Report is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 14, 2017, the Partnership executed the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Second A&R Partnership Agreement”) to, among other things, authorize and establish the rights, preferences and privileges of the Series A Preferred Units in connection with the Offering; to revise certain provisions relating to the Bipartisan Budget Act of 2015 (the “BBA”); and to remove certain provisions that are no longer applicable to the Partnership .

The Series A Preferred Units rank senior to (i) common units and incentive distribution rights, each representing limited partner interests in the Partnership and (ii) each other class or series of limited partner interests or other equity securities in the Partnership that may be established after the date hereof and that expressly ranks junior to the Series A Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Junior Securities”). The Series A Preferred Units rank pari passu with each class or series of limited partner interests or other equity securities in the Partnership that may be established after the date hereof that is not expressly made senior or subordinated to the Series A Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Parity Securities”). The Series A Preferred Units will rank junior to (i) all of the Partnership’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against the Partnership and (ii) each other class or series of limited partner interests or other equity securities in the Partnership established after the date hereof that is expressly made senior to the Series A Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Senior Securities”).

Distributions on the Series A Preferred Units will be cumulative and compounding from the date hereof and will be payable semi-annually in arrears on the 15th day of each June and December through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “Distribution Payment Date”) to holders of record as of the close of business on the first business day of the month of the applicable Distribution Payment Date, in each case, when, as, and if declared by the General Partner out of legally available funds for such purpose. A pro-rated initial distribution on the Series A Preferred Units will be payable on December 15, 2017 in an amount equal to approximately $7.9167 per Series A Preferred Unit. If any Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions.

The initial distribution rate for the Series A Preferred Units from and including the date hereof to, but not including, December 15, 2022 will be 9.50% per annum of the $1,000.00 liquidation preference per Series A Preferred Unit (equal to $95.00 per Series A Preferred Unit per annum). On and after December 15, 2022, distributions on the Series A Preferred Units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 7.43%.

The Partnership will not declare or pay or set aside for payment full distributions on the Series A Preferred Units or any Parity Securities for any distribution period unless (i) full cumulative distributions have been paid or provided for on the Series A Preferred Units and any Parity Securities through the most recently completed distribution period for each such security and (ii) at the time of the declaration of distributions on the Series A Preferred Units or the Parity Securities, as applicable, the General Partner expects to have sufficient funds to pay the next distribution on the Series A Preferred Units and any Parity Securities in full (regardless of the relative timing of such distributions). To the extent distributions will not be paid in full on the Series A Preferred Units, the General Partner will take appropriate action to ensure that all distributions declared and paid upon the Series A Preferred Units and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates.

The Partnership will not declare or pay, or set aside for payment, distributions on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid on all outstanding Series A Preferred Units and any Parity Securities through the most recently completed respective distribution periods. To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series A Preferred Units (e.g., quarterly rather than semi-annual), the General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series A Preferred Units on the next successive Distribution Payment Date.

The Series A Preferred Units will not have a stated maturity and will not be subject to mandatory redemption or any sinking fund. The Series A Preferred Units will remain outstanding indefinitely unless repurchased or redeemed by the Partnership. The Series A Preferred Units may be redeemed by the Partnership at its option (i) following the occurrence of certain ratings agency events, in whole but not in part, at a redemption price in cash of $1,020.00 per Series A Preferred Unit (102% of the liquidation preference of $1,000.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared, or (ii) at any time on or after December 15, 2022, in whole or in part, at a redemption price in cash of $1,000 per Series A Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared.

Upon the occurrence of certain change of control events, the holders of Series A Preferred Units may require the Partnership to repurchase all or a portion of such holder’s Series A Preferred Units at a purchase price in cash of $1,010.00 per Series A Preferred Unit (101% of the liquidation preference of $1,000.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of settlement. If the Partnership failed to make an offer to repurchase, or failed to repurchase any of the Series A Preferred Units tendered, upon the occurrence of such a change of control event, then, from and after the first date of such failure and until repurchased by the Partnership, the distribution rate for the Series A Preferred Units would be 11.50% per annum (an increase of 2.0% per annum) prior to December 15, 2022, and on and after December 15, 2022, would accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 9.43% (an increase of 2.0% per annum).

Any such redemptions would be effected only out of funds legally available for such purposes and would be subject to compliance with the provisions of the Partnership’s outstanding indebtedness.

Holders of Series A Preferred Units generally have no voting rights, except for limited voting rights with respect to (i) potential amendments to the Second A&R Partnership Agreement that would have a material adverse effect on the existing preferences, rights, powers, duties or obligations of the Series A Preferred Units, (ii) the creation or issuance of any Parity Securities if the cumulative distributions payable on then outstanding Series A Preferred Units are in arrears, (iii) the creation or issuance of any Senior Securities, (iv) the payment of distributions to the Partnership’s common unitholders out of capital surplus and (v) the taking of certain actions that would result, without regard to any notice requirement or applicable cure period, in an “Event of Default” under the Partnership’s material senior indebtedness for failure to comply with certain enumerated covenants.

The Partnership included additional revisions in the Second A&R Partnership Agreement in response to certain changes to the Internal Revenue Code enacted by the BBA relating to partnership audit and adjustment procedures.

The foregoing description of the Second A&R Partnership Agreement is qualified in its entirety by reference to the full text of the Second A&R Partnership Agreement, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated November 9, 2017, among the Partnership, the General Partner, the Operating Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Representative of the Underwriters.

3.1	Second Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, dated as of November 14, 2017.

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

23.1	Consent of Baker Botts, L.L.P. (contained in Exhibits 5.1 and 8.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP

	By:	Summit Midstream GP, LLC,
its general partner

Dated: November 14, 2017	By:	/s/ Matthew S. Harrison
Name: Matthew S. Harrison
Title: Executive Vice President and Chief Financial Officer